Exhibit 10.2

FINAL FORM

TAMINCO CORPORATION

CHANGE IN CONTROL SEVERANCE AGREEMENT

CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) dated as of September [—], 2014, by and between Taminco Corporation (the “Company”), and [—] (the “Executive”). This Agreement shall be effective only upon the consummation of a Change in Control following the date hereof.

W I T N E S S E T H

WHEREAS, the Company desires to offer certain severance protections to the Executive if the Executive’s employment with the Company is terminated by the Company or its affiliates under certain circumstances following a Change in Control.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, capitalized terms and phrases used herein and not otherwise defined shall have the meanings ascribed in this Section 1:

(a) “Accrued Benefits” shall mean: (i) (A) any unpaid Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (C) any accrued but unused vacation time in accordance with Company policy or applicable law, in each case, payable within sixty (60) days following the applicable termination of employment (or such earlier date as may be required by applicable law); and (ii) all other accrued and vested payments, benefits or fringe benefits to which the Executive shall be entitled in accordance with the applicable compensation arrangement, benefit plan or program of the Company or applicable law.

(b) “Base Salary” shall mean the Executive’s annual base compensation rate for services paid by the Company to the Executive at the time immediately prior to the Executive’s termination of employment, as reflected in the Company’s payroll records or, if higher, the Executive’s annual base compensation rate immediately prior to a Change in Control.

(c) “Board” shall have the meaning ascribed thereto in the Taminco LTIP.

(d) “Cause” shall have the meaning ascribed thereto in the Taminco LTIP.

(e) “Change in Control” shall have the meaning ascribed thereto in the Taminco LTIP.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder from time to time.

(g) “Committee” shall have the meaning ascribed thereto in the Taminco LTIP.

(h) “Disability” shall have the meaning ascribed thereto in the Taminco LTIP.

(i) “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification thereof by the Executive to the Company: (i) a material diminution in the Executive’s Base Salary, target bonus (as applicable) and employee benefits package in the aggregate as in effect immediately prior to a Change in Control; (ii) a material diminution or adverse change in the Executive’s authorities, duties or responsibilities, or the assignment of duties inconsistent in a material respect with the Executive’s authorities, duties or responsibilities with the Company as in effect immediately prior to a Change in Control; or (iii) a relocation of the Executive’s primary work location by more than fifty (50) miles from its location as in effect immediately prior to a Change in Control. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. For the avoidance of doubt, a change in title or position alone will not be deemed to constitute Good Reason.

(j) “Release Period” shall have the meaning set forth in Section 3 hereof.

(k) “Severance Benefits” shall have the meaning set forth in Section 2(a)(v) hereof.

(l) “Taminco LTIP” shall mean the Taminco Corporation 2013 Long-Term Incentive Plan, as amended from time to time.

2. CHANGE IN CONTROL SEVERANCE BENEFITS.

(a) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment with the Company and its affiliates is terminated (x) by the Company other than for Cause (and other than due to death or Disability), or (y) by the Executive for Good Reason, in each case, within the twelve (12) month period following the occurrence of a Change in Control, the Company shall pay or provide the Executive with the following benefits, subject to the Executive’s continued compliance with the obligations in Sections 3 and 4 hereof:

(i) The Accrued Benefits;

(ii) An amount equal to [—], payable in a single lump sum within five (5) days following the date the release described in Section 3 hereof becomes effective, subject to Section 2(a)(vi) below (to the extent applicable);

(iii) An amount equal to [—] times the Executive’s target annual bonus opportunity for the year of termination, as provided under the Company’s annual cash incentive compensation plan or program, any applicable employment agreement between the Executive and the Company or as otherwise determined by the Board or the Committee, payable in a single lump sum within five (5) days following the date the release described in Section 3 hereof becomes effective, subject to Section 2(a)(vi) below (to the extent applicable);

(iv) A pro-rata portion of the Executive’s annual bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company but, in any event, during the calendar year following the year of termination; and

(v) Subject to the Executive’s timely election and eligibility therefor, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months at the Company’s expense (together with the payments and benefits provided in Section 2(a)(ii)-(iv), collectively, the “Severance Benefits”); provided that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 2(a)(v) shall immediately cease.

(vi) Notwithstanding the foregoing, to the extent that the Executive is a U.S. taxpayer and any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(vii) The impact of the Executive’s termination of employment under this Section 2(a) with respect to any outstanding long-term incentive program awards shall be governed by all of the terms and conditions of such program and the applicable award documentation thereunder.

Notwithstanding the foregoing, the Severance Benefits shall only be payable to the extent that the aggregate value of the Severance Benefits exceeds any termination or severance payments or benefits, including any applicable notice period or payment in lieu thereof, for which the Executive may be eligible under (i) any of the plans, policies or programs of the Company, (ii) any employment or any such similar agreement between the Executive and the Company or any of its subsidiaries or affiliates or (iii) applicable law; provided that, to the extent applicable, the Severance Benefits shall be reduced (offset) by any statutory entitlements of the Executive (including notice of termination, termination pay and/or severance pay, but excluding statutory unemployment benefits), and any payment related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign law.

(b) OTHER TERMINATIONS. The parties’ intention under this Agreement is to provide severance benefits only under the circumstances expressly enumerated under Section 2(a) hereof. Unless otherwise determined by the Company in its sole discretion, in the event of a termination of the Executive’s employment with the Company for any reason (or no reason) or at any time other than as expressly contemplated by Section 2(a) hereof, the Executive shall not be entitled to receive any severance benefits or other further compensation from the Company hereunder whatsoever, except for the Accrued Benefits and any other rights or benefits to which the Executive is otherwise entitled pursuant to the requirements of applicable law.

(c) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

(d) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment hereunder shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates in connection with any termination of employment contemplated hereunder, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

3. RELEASE; NO MITIGATION. Payment of the Severance Benefits shall be conditioned upon the Executive’s providing the Company with a fully effective general release of claims in a form satisfactory to the Company within sixty (60) days following the date of a termination of the Executive’s employment. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as provided in Section 2(a)(v) hereof.

4. LIMITATION ON PARACHUTE PAYMENTS. To the extent the Executive is an U.S. resident taxpayer, in the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments and benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other payments and benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not “nonqualified deferred compensation” (as defined under Section 409A of the Code) and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. Any determination required under this Section 4 will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the “Accountants”), whose good faith determination will be conclusive and binding upon the Executive and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. RESTRICTIVE COVENANTS. Payment of the Severance Benefits shall be conditioned upon the Executive’s continued compliance with any restrictive covenants that may be contained in any employment agreement, restrictive covenants agreement or other agreement between the Company or its affiliates and the Executive. In addition to any means at law or equity available to enforce such restrictive covenants (including, without limitation, injunctive relief), in the event the Executive violates any of the restrictive covenant provisions set forth in any such agreement, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company, to the extent permitted under applicable law.

6. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 5 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

7. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

Taminco Corporation

Two Windsor Plaza, Suite 411

7540 Windsor Drive

Allentown, Pennsylvania 18195

Attention: Edward Yocum, Executive Vice President, General

Counsel, Chief Compliance Officer and Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

9. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware, without regard to the choice of law provisions thereof. Each of the parties WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT. The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

12. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

13. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, foreign, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A OF THE CODE COMPLIANCE. To the extent that the Executive is a a U.S. taxpayer, this Section 12(b) shall apply. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A of the Code. To the extent required for purposes of Section 409A of the Code, if applicable, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 12(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TAMINCO CORPORATION

By:
Name:
Title:

EXECUTIVE

[—]

Change in Control Severance Agreement Signature Page